Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-124519, 333-100012 and 333-48514 on Form S-8 of our reports dated March 22, 2006, relating to the consolidated financial statements and financial statement schedule of @Road, Inc. and its subsidiaries (collectively the “Company”), and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Jose, California
March 22, 2006